PROMISSORY NOTE

Date:                               January 29, 1999

Maker:                              RAMPART PROPERTIES CORPORATION

Maker's Mailing Address (including County):

                                    700 Louisiana, Suite. 2510
                                    Houston, (Harris County) Texas 77002

Payee:                              Janke Family PARTNERSHIP, LTD.


Place for Payment (including county):

 Principal Amount:                  $1,400,000.00


Annual Interest Rate on Unpaid Principal from Date:Ten per cent (10%)  per annum

Annual Interest Rate on Matured, Unpaid Amounts:

         The maximum rate allowed by law, and in the absence of such rate eighteen percent (18.00%) per annum.

Terms of Payment (principal and interest): Principal shall be paid as follows:

Beginning Much 1, 1999 and continuing on the first day of each and every month thereafter interest only shall be paid until December 31, 1999 when the entire unpaid principal balance together with all accrued and unpaid interest shall be due and payable.

Maker shall have the right co prepay all or any portion of the principal balance of the Note with no notice, penalty or premium.

Security for Payment:

     A deed of trust lien of even date herewith covering the property known as portion of Newport Subdivision, Harris County, Texas, and being more particularly described in a Deed of Trust of even due herewith executed by the Maker and Paul H. Coleman for the benefit of Payee.

     Maker promises to pay to the order of Payee at the place e for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

     If Maker defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it, then Payee may
declare  the  unpaid  principal   balance  and  earned  interest  on  this  note
immediately due, without demands or notice or notice of intent to accelerate whatsoever. Maker and each surety, endorser, and guarantor hereby waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law.
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     If this note or any instrument  securing or collateral to It is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due. Reasonable attorney's fees shall be 10 % of all amounts due unless either party pleads otherwise.

     Interest on thee debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited to the principal of the debt or, if that has been paid, refunded. On any acceleration or required prepayment any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                          RAMPART PROPERTIES CORPORATION
                                       By: /s/     J.H. Carpenter
                                                   J.H. Carpenter
                                                     President